Exhibit 99.1

Chrysler Group Names Liberatore to Board of Directors

Auburn Hills, Mich., June 14, 2013 - Chrysler Group LLC today announced that Robert G. Liberatore was appointed to its Board of Directors effective June 10.

Liberatore replaces Alfredo Altavilla who leaves the Board with the expiration of his term. All other directors continue in office.

“I’m pleased to welcome Rob to the Chrysler Group Board of Directors,” said Sergio Marchionne, Chrysler Group LLC Chairman and CEO. “His leadership experience coupled with his deep Chrysler knowledge will bring a valuable perspective to the Board.”

“I also want to thank Alfredo for his dedication and leadership during the past four years. He has been a great asset to the Chrysler Group Board.”

Liberatore serves on several nonprofit boards, including the National Democratic Institute, which promotes democracy in 70 countries around the world, and the Faith and Politics Institute, for which he is Chairman of the Board. Additionally, Liberatore serves on the board of Fiat Industrial S.p.A., is the principal at consultancy RGL Advisors LLC, is a Senior Advisor of the Boston Consulting Group and is a Senior Transatlantic Fellow for GMF - The German Marshall Fund of the United States, an American public policy institute. He has previously served as a consultant for Institutional Affairs for Chrysler Group and worked for Chrysler Corp. and Chrysler LLC for more than two decades.